Exhibit 10.26

Private and Confidential

July 27, 2021

To: Sven Dethlefs

Teva Global ID: 75279

Dear Sven,

Congratulations on your appointment as Executive Vice President, North America Commercial.

The following are the terms of your employment which shall be amended in light of your new position. The terms of your employment are subject to Teva Pharmaceutical Industries’ Compensation Policy applicable to executive officers.

Effective Date: August 15, 2021

Annual Base Salary: $816,000

Annual Bonus: Executive officer bonus plan with target of 100% Annual Base Salary. For the year 2021 your annual bonus calculation shall be made on the basis of an annual base salary of $816,000

Annual Equity Award: You will be considered for equity-based compensation awards as part of annual compensation cycle at the sole discretion of the CEO, the Compensation Committee and the Board of Directors

All other terms are subject to your current employment agreement.

We strongly believe in the company and in your contribution to its success. We look forward to your continued commitment towards Teva’s short and long-term strategic goals.

Sincerely,

Kåre Schultz

President and Chief Executive Officer

Teva Pharmaceutical Industries Ltd.

124 Dvora HaNevi’a St., Tel Aviv 6944020 Israel | www.tevapharm.com